SCHEDULE A

VALUED ADVISERS TRUST

PORTFOLIOS AND CLASSES THEREOF
As amended on September 11, 2009

 PORTFOLIO/CLASSES

IndexEdge Long-Term Portfolio Fund
     Class A Shares
     Investor Shares

Golub Group Equity Fund

Arrowhead Money Market Fund

TEAM Asset Strategy Fund